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SHOP VAC CORPORATION AND SUBSIDIARIES                              EXHIBIT 12.1
STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(THOUSANDS, EXCEPT RATIOS)


                                            1992          1993       1994       1995       1996
                                          -------       -------    -------    -------    -------
Income from continuing operations
       before income taxes
       and cumulative effect of
       changes in accounting principles   $18,462       $17,255    $17,447    $ 4,182    $ 4,032
Interest Expense ......................     8,142         7,210      8,826     11,629     10,104
Interest Component of Rental Expense ..       111           133        154        218        198
                                          -------       -------    -------    -------    -------
                                          $26,715       $24,598    $26,427    $16,029    $14,334
                                          =======       =======    =======    =======    =======
Interest Expense ......................   $ 8,142       $ 7,210    $ 8,826     11,629     10,104
Interest Component of Rental Expense ..       111           133        154        218        198
                                          -------       -------    -------    -------    -------
                                          $ 8,253       $ 7,343    $ 8,980    $11,847    $10,302
                                          =======       =======    =======    =======    =======
Fixed Charge Coverage Ratio ...........       3.2           3.3        2.9        1.4        1.4
                                          =======       =======    =======    =======    =======


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